UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

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The McGraw-Hill Companies, Inc.

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SEC 1913 (3-99)

March 20, 2006

DEAR SHAREHOLDER:

On behalf of our Board of Directors and management, we cordially invite you to attend our Annual Meeting of Shareholders on Wednesday, April 26, 2006. The Meeting will be held at our headquarters at 1221 Avenue of the Americas, New York, New York, at 11:00 a.m. (EDT). If you are unable to attend the Annual Meeting in New York, please join us via live Webcast on the Company’s Web site at www.mcgraw-hill.com.

The Notice of Meeting and Proxy Statement accompanying this letter describe the business we will consider at the Meeting. Your vote is very important. I urge you to vote to be certain your shares are represented at the Meeting even if you plan to attend. Most shareholders have a choice of voting over the Internet, by telephone or by using a traditional proxy card. Please refer to your proxy materials or the information forwarded by your bank, broker or other holder of record to see which methods are available to you.

I look forward to seeing you at the Meeting.

HAROLD MCGRAW III

Chairman of the Board, President and Chief Executive Officer

Notice of Annual Meeting of Shareholders

To Be Held April 26, 2006

The Annual Meeting of Shareholders of The McGraw-Hill Companies, Inc. will be held on Wednesday, April 26, 2006, at 11:00 a.m. (EDT) at the Company’s headquarters at 1221 Avenue of the Americas, New York, New York. At the Meeting, shareholders will be asked to:

•	elect three Directors;

•	ratify the appointment of the Company’s independent Registered Public Accounting Firm for 2006;

•	vote on a shareholder proposal requesting annual election of each Director; and

•	consider any other business, if properly raised.

You may vote at the Meeting if you were a shareholder of the Company at the close of business on March 7, 2006, the record date for the Meeting.

By Order of the Board of Directors.

SCOTT L. BENNETT

Senior Vice President, Associate General

Counsel and Secretary

New York, New York

March 20, 2006

Please sign and return the enclosed proxy card in the postage-paid envelope provided or, if you prefer, please follow the instructions on the enclosed proxy card for voting by telephone or via the Internet. You may access the Company’s Investor Relations Web site at www.mcgraw-hill.com/investor  relations for further Internet voting instructions as well as to view the Proxy Statement and Annual Report online.

The McGraw-Hill Companies, Inc.

Proxy Statement

2006 Annual Meeting of Shareholders

The McGraw-Hill Companies, Inc.

Proxy Statement

2006 Annual Meeting of Shareholders

GENERAL INFORMATION

Why did I receive this Proxy Statement?

The Board of Directors of The McGraw-Hill Companies, Inc. (the “Company”, “we” or “us”) is soliciting proxies for the 2006 Annual Meeting of Shareholders (the “Annual Meeting” or “Meeting”) to be held on Wednesday, April 26, 2006, and at any adjournment of the Meeting. When the Company asks for your proxy, we must provide you with a Proxy Statement that contains certain information specified by law. This Proxy Statement summarizes the information you need in order to vote at the Annual Meeting.

The Company’s 2005 Annual Report, Notice of Annual Meeting, Proxy Statement and proxy are being mailed to shareholders beginning March 20, 2006.

What will I vote on?

Three items:

•	election of three Directors;

•	ratification of the appointment of the Company’s independent Registered Public Accounting Firm for 2006; and

•	a shareholder proposal requesting the annual election of each Director.

Will there be any other items of business on the agenda?

We do not expect any other items of business at the Meeting. Nonetheless, if there is an unforeseen need, your proxy will give discretionary authority to the persons named on the proxy to vote on any other matters that may be brought before the Meeting. These persons will use their best judgment in voting your proxy.

Who is entitled to vote?

Shareholders as of the close of business on the record date, which is March 7, 2006, may vote at the Annual Meeting.

How many votes do I have?

You have one vote for each share of common stock you held on the record date.

What constitutes a quorum for the Meeting?

A quorum is necessary to conduct business at the Annual Meeting. A quorum requires the presence at the Meeting of a majority of the outstanding shares entitled to vote, in person or represented by proxy. You are part of the quorum if you have voted by proxy. As of the record date, 364,850,740 shares of Company common stock were issued and outstanding.

How do I vote?

You can vote either in person at the Annual Meeting or by proxy without attending the Meeting. We urge you to vote by proxy even if you plan to attend the Meeting so we will know as soon as possible that enough votes will be present for us to hold the Meeting. If you attend the Annual Meeting in person, you may vote at the Meeting and your earlier proxy will not be counted.

May I vote by telephone or via the Internet?

Yes. Instead of submitting your vote by mail using the enclosed proxy card, you may be able to vote on the Internet or by telephone. Please note that there are separate Internet and telephone voting arrangements depending on whether you hold your shares:

•	as the registered shareholder, also known as the “shareholder” or “holder” of record (that is, if you own shares directly in your own name and they are either kept at our transfer agent or are in your possession); or

•	as the “beneficial owner”, also known as holding the shares in “street name” (that is, if your shares are held for you by your bank, broker or other holder of record).

If you are a registered shareholder, you may vote by telephone or via the Internet by following the instructions on your proxy card.

If you are a beneficial owner, please refer to the information forwarded by your bank, broker or other holder of record to see which options are available to you. Most brokers and banks offer voting by telephone and via the Internet, as well as by mail.

If you vote via the Internet, you may incur costs, such as usage charges from Internet access providers and telephone companies. You will be responsible for these costs.

How do I vote my shares in the Dividend Reinvestment Plan?

If you participate in the Dividend Reinvestment Plan, any proxy you give will also govern the voting of all shares you hold in this Plan, unless you give us other instructions.

How do I vote my shares in the Company’s employee benefit plans?

You may instruct the plans’ Trustee on how to vote your shares in these plans held by you as of March 7, 2006 by mail, by telephone, or via the Internet. The plans’ Trustee must receive your instructions by 1:00 p.m. (EDT) on April 24, 2006, or the shares represented may not be voted.

Can I revoke or change my vote?

Yes. If you are a shareholder of record, you have the right to revoke your proxy at any time before the Meeting by sending a signed notice to the Company’s Secretary, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095. If you want to change your vote at any time before the Meeting, you must deliver a later dated proxy by telephone, via the Internet, or in writing. You may also change your proxy by voting in person at the Meeting.

If you are a beneficial owner, please refer to the information forwarded by your broker, bank or other holder of record for procedures on revoking or changing your proxy.

What are the costs of soliciting these proxies and who will pay them?

The Company will pay all costs of soliciting these proxies. Although we are mailing these proxy materials, some of our officers and employees may solicit proxies by telephone or in person. We will reimburse banks and brokers for the expenses they incur in forwarding the proxy materials to you. Georgeson Shareholder Communications Inc. is assisting us with the solicitation of proxies for a fee of $18,000 plus reimbursement for out-of-pocket expenses.

How many votes are required for the approval of each item?

•	Proposal One – A nominee will be elected as a Director if he or she receives a plurality of the votes cast at the Meeting. Broker non-votes and marking your proxy card to withhold authority for all or some nominees will not be counted either for or against a Director nominee.

•	Proposal Two – The affirmative vote of the holders of a majority of the votes cast is required to ratify the appointment of the Company’s independent Registered Public Accounting Firm for 2006. Abstentions and broker non-votes will not be counted either for or against this proposal.

•	Proposal Three – The affirmative vote of the holders of a majority of the votes cast is required to approve the shareholder proposal. Abstentions and broker non-votes will not be counted either for or against this proposal.

Are abstentions and broker non-votes part of the quorum?

Abstentions, broker non-votes and votes withheld for Director nominees count as “shares present” at the Annual Meeting for purposes of determining a quorum.

What are broker non-votes?

If your shares are held by a broker, the broker may require your instructions in order to vote your shares. If you give the broker instructions, your shares will be voted as you direct. If you do not give instructions, one of two things can happen depending on the type of proposal. For the election of Directors and ratification of the Company’s independent Registered Public Accounting Firm, the broker may vote your shares in its discretion. For approval of the shareholder proposal, the broker may not vote your shares at all. When that happens, it is called a “broker non-vote”.

Who will count the vote?

Votes at the Meeting will be counted by two independent inspectors of election appointed by the Board.

What if I do not vote for some or all of the matters listed on my proxy card?

If you are a registered shareholder and you return a signed proxy card without indicating your vote for some or all of the matters, your shares will be voted as follows for any matter you did not vote on:

•	for the nominees to the Board listed on the proxy card;

•	for the ratification of the appointment of the Company’s independent Registered Public Accounting Firm for 2006; and

•	against the shareholder proposal.

How do I submit a shareholder proposal for the 2007 Annual Meeting?

The Company’s 2007 Annual Meeting is scheduled for April 25, 2007. There are two different deadlines for submitting shareholder proposals. First, if a shareholder wishes to have a proposal considered for inclusion in next year’s Proxy Statement, he or she must submit the proposal in writing so that we receive it by November 20, 2006. Proposals should be addressed to the Company’s Secretary, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095. If you submit a proposal, it must comply with applicable laws, including Rule 14a-8 of the Securities Exchange Act of 1934.

In addition, the Company’s By-Laws provide that any shareholder wishing to nominate a candidate for Director or to propose any other business at the Annual Meeting must give the Company written notice no earlier than December 27, 2006 and no later than January 26, 2007. This notice must comply with applicable laws and the Company’s By-Laws. Copies of the By-Laws are available to shareholders free of charge on request to the Company’s Secretary, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095. You may also download the By-Laws from the Corporate Governance section of the Company’s Investor Relations Web site at www.mcgraw-hill.com/investor_relations.

Can I view future proxy materials online instead of receiving them by mail?

Yes. If you are a shareholder of record or own Company shares through one of the Company’s employee benefit plans, you may, if you wish, view future Proxy Statements and Annual Reports online. If you elect this feature, you will receive an e-mail notice which will include the Web address for viewing the materials online. The e-mail notice will also include instructions so you can vote your proxy online or by telephone. If you have more than one account, you may receive separate e-mails for each account. Costs normally associated with electronic delivery, such as usage and telephone charges, as well as any costs incurred in printing documents, will be your responsibility.

At any time during the year, shareholders of record or owners of Company shares through one of the Company’s employee benefit plans may give consent to view future Proxy Statement and Annual Report materials online. During the 2006 proxy voting period, the Internet voting system will automatically prompt shareholders for their consent. For other times during the year, go to https://www.giveconsent.com/mhp. The enrollment site reviews the basic information and terms. At the user login screen, please enter your Social Security Number or Taxpayer Identification Number and provide an e-mail address so we can contact you when proxy materials are available online. You will receive confirmation by e-mail indicating your preference for electronic delivery. If you are a beneficial owner, please contact your broker, bank or other holder of record for procedures on how to consent to view materials online instead of receiving them by mail.

What are the benefits of electronic delivery?

Electronic delivery saves the Company money by reducing printing and mailing costs. It will also make it convenient for you to view your proxy materials and vote your shares online. If you have shares in more than one account, it is also an easy way to eliminate receiving duplicate copies of proxy materials.

What are the costs of electronic delivery?

The Company charges nothing for electronic delivery. You may, of course, incur expenses associated with Internet access, such as telephone charges or charges from your Internet service provider.

May I change my mind later?

Yes. You may discontinue electronic delivery at any time. Shareholders of record may resume mail delivery of the Proxy Statement and Annual Report by going to https://www.giveconsent.com/mhp and revoking your election. You will receive a confirmation by e-mail indicating your preference to resume mail delivery.

If you are a beneficial owner, please contact your broker, bank or other holder of record for procedures on how to revoke your consent and resume delivery of materials by mail.

Will I receive a copy of the Company’s Annual Report?

Unless you previously elected to view our Annual Report via the Internet, we mailed our 2005 Annual Report to shareholders beginning March 20, 2006.

What is “householding”?

We have adopted “householding”, a procedure under which beneficial owners who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Annual Report and Proxy Statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure reduces duplicate mailings and thus reduces our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards. Householding does not affect dividend check mailings.

What if I want to receive a separate copy of the Proxy Statement or Annual Report?

If you participate in householding and wish to receive a separate copy of the 2005 Annual Report or this Proxy Statement, please call us toll-free at (866) 436-8502, or send an e-mail to investor_relations@mcgraw-hill.com, or write to: Investor Relations, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095. We will promptly deliver to you the documents you requested.

Where can I find the voting results?

We will publish the voting results in our Form 10-Q for the Second Quarter of 2006, which we will file with the SEC on or about July 28, 2006. To view these online, go to the Company’s Investor Relations Web site at www.mcgraw-hill.com/investor_relations, and click on the SEC Filings link located in the Digital Investor Kit.

Do the Directors attend the Meeting?

It is the Company’s policy that, subject to illness or an unavoidable schedule conflict, all Directors will attend and be introduced at the Meeting. All of our Directors attended the 2005 Annual Meeting.

What should I do if I want to attend the Meeting?

All shareholders of the Company may attend the Meeting. The Meeting will be held on April 26, 2006 on the second floor of the Company’s headquarters at 1221 Avenue of the Americas, New York, New York 10020-1095, and will begin promptly at 11:00 a.m. (EDT). You may be asked to present photo identification before being admitted to the Meeting. If you have questions about attending the Meeting, you may call Investor Relations toll-free at (866) 436-8502.

Can a shareholder communicate directly with our Board? If so, how?

Yes. You may communicate directly with our Board, including the Presiding Director, by writing to the Company’s Secretary, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095 or by sending an e-mail to the Company’s Secretary at corporate_secretary@mcgraw-hill.com. The Company’s Secretary will then forward your questions or comments directly to our Board. For additional information about the Presiding Director, please see page 7 of this Proxy Statement.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The Company’s business and affairs are overseen by our Board pursuant to the New York Business Corporation Law and our Restated Certificate of Incorporation and By-Laws. Under the Company’s Restated Certificate of Incorporation, the members of the Board are grouped into three classes. The three classes are as equal in number as possible. One class is elected at each Annual Meeting to hold office for a three-year term beginning on the date of the Meeting.

New members are assigned to classes upon initial appointment so that the size of each class is as nearly equal as possible. The three Director nominees standing for election at this year’s Annual Meeting, Messrs. James H. Ross, Kurt L. Schmoke and Sidney Taurel, are currently serving as Directors of the Company. All three of the Director nominees are being nominated for three-year terms that will expire in 2009.

Shareholders are being asked to consider at this Meeting a shareholder proposal requesting the annual election of each Director. Your Board unanimously recommends that you vote against this proposal. For additional information about this shareholder proposal, please see pages 33 through 36 of this Proxy Statement.

Mr. Harold W. McGraw, Jr., a Director from 1954 to 1988, Chairman of the Board from 1976 to 1988, and Chief Executive Officer from 1975 to 1983, retired from the Board after the 1988 Annual Meeting in accordance with the Board’s retirement age policy. However, in recognition of Mr. McGraw’s past service and contributions to the Company and to assure his continued close association with the Board and the Company, the Board elected Mr. McGraw permanently to the position of Chairman Emeritus.

Director Independence

The Board has determined that all of the Company’s Directors, with the exception of Messrs. Harold McGraw III (the Company’s Chairman of the Board, President and Chief Executive Officer) and Robert P. McGraw (the brother of Harold McGraw III), have met the independence requirements of the New York Stock Exchange, based upon the application of objective categorical standards adopted by the Board. To be considered independent, a Director must have no material relationship (other than as a Director) with the Company, or any of its subsidiaries, either directly or as a partner, shareholder or officer of an organization that has a material relationship with the Company or any of its subsidiaries. In making independence determinations, the Board broadly considers all relevant facts and circumstances. In accordance with the Company’s Corporate Governance Guidelines, a Director will not be an independent Director of the Company if:

(i)	such Director is, or has been within the last three years, an employee of the Company, or any of its subsidiaries, or has an immediate family member who is, or has been within the last three years, an executive officer of the Company, or any of its subsidiaries;

(ii)	such Director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, or any of its subsidiaries, other than Director and Committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

(iii)	(A) such Director or an immediate family member is a current partner of a firm that is the Company’s, or any of its subsidiaries’, internal or external auditor; (B) such Director is a current employee of such a firm; (C) such Director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) such Director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s, or any of its subsidiaries’, audit within that time;

(iv)	such Director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any present executive officer of the Company, or any of its subsidiaries, at the same time serves or served on the compensation committee of such other company; or

(v)	such Director is a current employee, or an immediate family member is a current executive officer, of another company that has made payments to, or received payments (exclusive of contributions to tax exempt organizations) from, the Company, or any of its subsidiaries, for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of the consolidated gross revenues of such other company.

For purposes of sub-paragraphs (i) through (v) above, an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares such person’s home. Individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated are not taken into consideration with respect to the determination of a Director’s independence.

Presiding Director

On February 22, 2006, the Board once again appointed Ms. Linda Koch Lorimer, the Chair of the Nominating and Corporate Governance Committee, as the Presiding Director of the Board for the period February 22, 2006 through February 28, 2007. In her capacity as the Presiding Director, Ms. Lorimer presides at regularly scheduled executive sessions of the Board at which only non-management Directors are present. Shareholders may communicate with Ms. Lorimer by sending a letter to the Company’s Secretary, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095 or by sending an e-mail message to the Company’s Secretary at corporate_secretary@mcgraw-hill.com. The Company’s Secretary will then forward your letter or e-mail to Ms. Lorimer.

Directors’ Biographies

Class of 2009

The following three Director nominees are currently serving as Directors of the Company and have been nominated to stand for re-election at this Annual Meeting to serve three-year terms that will expire at the 2009 Annual Meeting. Please see page 32 of this Proxy Statement for voting information.

James H. Ross, age 67, was Deputy Chairman of National Grid Transco plc, a public UK company with interests in electricity and gas transmission and distribution in the United Kingdom, the United States, Argentina, Zambia and Australia, from 2002 to 2004. Prior to that, Mr. Ross was Chairman of National Grid Group plc from 1999 to 2002. From 1996 to 2002, Mr. Ross was Chairman of The Littlewoods Organisation, a private company in Great Britain operating in the retail home shopping and leisure businesses. Mr. Ross was Chief Executive and Deputy Chairman of Cable & Wireless plc, an international provider of telecommunications services, between 1992 and 1995. He was a Managing Director of British Petroleum plc, which engages in all phases of the petroleum business, from 1991 to 1992, and Chairman and Chief Executive Officer of BP America Inc., a subsidiary of British Petroleum plc, from 1988 to 1992. Mr. Ross is a Director of Prudential plc, Schneider Electric and Datacard Inc. He is also the Chairman of the Leadership Foundation for Higher Education in the United Kingdom. Mr. Ross has served as a Director of the Company since 1989 and is a member of the Audit and Nominating and Corporate Governance Committees.

Kurt L. Schmoke, age 56, has been the Dean of the Howard University School of Law since 2003. Prior to that, he was a partner at the Washington, D.C. based law firm of Wilmer Cutler & Pickering from 2000 through 2002. Mr. Schmoke served three terms as the Mayor of Baltimore from 1987 until 1999. Mr. Schmoke served as the State’s Attorney for Baltimore City from 1982 until 1987. Mr. Schmoke is a Director of The Baltimore Life Companies and Legg Mason, Inc. He is a Trustee of Tuskegee University and Howard Hughes Medical Institute, a private philanthropic group. Mr. Schmoke is also a member of the Council on Foreign Relations, and a member of the Board of Directors of the World Wildlife Fund. Mr. Schmoke was named to President Jimmy Carter’s domestic policy staff in 1977. Mr. Schmoke has served as a Director of the Company since February 2003 and is a member of the Financial Policy and Nominating and Corporate Governance Committees.

Sidney Taurel, age 57, has been Chairman and Chief Executive Officer of Eli Lilly and Company, a pharmaceutical company, since 1999. He was also its President from 1996 through 2005. Mr. Taurel joined Eli Lilly in 1971 and held management positions in the company’s operations in Brazil and Europe before becoming President of Eli Lilly International Corporation in 1986. He was elected a Director of Eli Lilly and Company in 1991, became Executive Vice President in 1993, and President and Chief Operating Officer in 1996. He has served as President and CEO since June 1998, adding the role of Chairman of the Board in January 1999. Mr. Taurel is a Director of IBM. He is a member of The Business Council and The Business Roundtable, and a Director of Pharmaceutical Research and Manufacturers of America. He is a Member of the Board of Overseers of the Columbia Business School, a founder of the International School of Indiana, and a Trustee of the Indianapolis Museum of Art. Mr. Taurel is also a Director of the RCA Tennis Championships. In February 2003, President Bush appointed Mr. Taurel to the President’s Export Council. Mr. Taurel has served as a Director of the Company since 1996 and is Chair of the Compensation Committee and a member of the Executive and Nominating and Corporate Governance Committees.

Class of 2007

The following four Directors will continue in office until the 2007 Annual Meeting:

Pedro Aspe, age 55, has been since 1996 Chairman of the Board and Chief Executive Officer of Protego Asesores, S.A. de C.V., a leading investment banking advisory firm in Mexico. From 1996 to 2000, Dr. Aspe was Chairman of the Board of Vector Casa de Bolsa, S.A. de C.V., an investment banking firm in Mexico. Dr. Aspe has been since 1995 a professor at the Instituto Tecnológico Autónomo de México located in Mexico City. Dr. Aspe has held a number of positions with the Mexican government and was most recently the Secretary of Finance and Public Credit of Mexico from 1988 through 1994. Dr. Aspe is a Director of the Carnegie Corporation and of Televisa located in Mexico City. Dr. Aspe is a member of the Advisory Board of Stanford University’s Institute of International Studies and the Visiting Committee of the Department of Economics of MIT. Dr. Aspe also sits on the Advisory Board of Marvin & Palmer and American International Group, Inc. Dr. Aspe has served as a Director of the Company since 1996 and is Chair of the Audit Committee and a member of the Executive and Financial Policy Committees.

Robert P. McGraw, age 51, has been Chairman and Chief Executive Officer of Averdale International, LLC since 1999. Prior to that, Mr. McGraw was Executive Vice President of the Professional Publishing Group of the Company from 1989 to 1998. He was Executive Vice President of the Healthcare Group from 1987 to 1989, and Group Vice President of that same group from 1985 to 1987. Prior to that, he served in several key positions in the Health Professions Division of the Company: General Manager from 1983 to 1985; Editorial Director from 1982 to 1983; and Editor from 1979 to 1982. He joined the Company in 1976 as a sales representative for McGraw-Hill Higher Education. Mr. McGraw has served as a Director of the Company since 1995 and is a member of the Financial Policy Committee. (a)

Hilda Ochoa-Brillembourg, age 61, is the founder and has been since 1987 the President and Chief Executive Officer of Strategic Investment Group, a group of affiliated investment management firms, and Managing Director of Emerging Markets Investment Corporation and Emerging Markets Management, LLC. From 1976 to 1987, she was Chief Investment Officer of the Pension Investment Division at the World Bank. Prior to joining the World Bank, she served as an independent consultant in the fields of economics and finance, as a lecturer at the Universidad Catolica Andres Bello in Venezuela and as Treasurer of the C.A. Luz Electrica de Venezuela in Caracas. Ms. Ochoa-Brillembourg is a Director of General Mills, Inc., the World Bank/International Monetary Fund Credit Union and the Harvard Management Company, Inc. Ms. Ochoa-Brillembourg is Founding Chair of the Youth Orchestra of the Americas and a Trustee and Executive Committee member of the Washington National Opera. She is also a Trustee of the Executive Committee of the National Symphony Orchestra and an Advisory Board member of the Rockefeller Center for Latin American Studies at Harvard University. Ms. Ochoa-Brillembourg has served as a Director of the Company since 2004 and is a member of the Audit and Financial Policy Committees.

Edward B. Rust, Jr., age 55, has been since 1987 Chairman of the Board and Chief Executive Officer of State Farm Insurance Companies, the largest insurer of automobiles and homes in the United States. Mr. Rust is a Director of Helmerick & Payne, an oil and gas drilling company, and Caterpillar Inc., a manufacturer of construction and mining equipment. Mr. Rust is a Trustee for Illinois Wesleyan University. Additionally, he was a member of President George W. Bush’s Transition Advisory Team Committee on Education. Mr. Rust is Co-Chairman of the Business Roundtable. He is also Co-Chairman of the Committee for Economic Development’s Subcommittee on Education Studies. Mr. Rust has served as a Director of the Company since 2001 and is a member of the Audit and Compensation Committees.

Class of 2008

The following four Directors will continue in office until the 2008 Annual Meeting:

Sir Winfried Bischoff, age 64, has been since 2000 Chairman of Citigroup Europe, which represents the European businesses of Citigroup, Inc., a global financial services firm. He is also a member of Citigroup, Inc.’s Management Committee. Sir Winfried Bischoff was Chairman of Schroders plc, an international investment banking and asset management firm headquartered in Great Britain, from 1995 to 2000. Prior to that, Sir Winfried Bischoff was Chairman of J. Henry Schroder Co. (the London investment bank of Schroders plc) from 1983 to 1995 and Group Chief Executive of Schroders plc from 1984 to 1995. He is a Director of Eli Lilly and Company and Land Securities plc. Sir Winfried Bischoff has served as a Director of the Company since 1999 and is Chair of the Financial Policy Committee and a member of the Executive and Compensation Committees.

Douglas N. Daft, age 63, was Chairman of the Board and Chief Executive Officer of The Coca-Cola Company from 2000 until his retirement from the company in 2004. Mr. Daft joined The Coca-Cola Company in 1969 in its Sydney, Australia office, and subsequently held various positions with the company throughout Asia. Mr. Daft moved to the company’s Atlanta, Georgia headquarters in 1991 to assume responsibility for the company’s Asia and Pacific regions and thereafter assumed responsibility for the company’s Middle East and African regions as well. Mr. Daft was appointed President and Chief Operating Officer of the company in 1999 and Chairman and Chief Executive Officer in 2000. Mr. Daft is a Director of Wal-Mart Stores, Inc. Mr. Daft is an advisory board member for SISTEMA (the Russian Telecom Group) and Longreach, Inc. (a Japan-based private equity firm). Mr. Daft is also a member of the European Advisory Council for N.M. Rothschild & Sons Limited; an overseer board member for the International Business School of Brandeis University; a member of the Board of Governors of Thunderbird, The Garvin School of International Management in Arizona; chairman of the Advisory Board for the Churchill Archives Center, Churchill College, Cambridge; and a Patron of the American Australian Association. Mr. Daft has served as a Director of the Company since 2003 and is a member of the Audit and Compensation Committees.

Linda Koch Lorimer, age 54, has been Vice President and Secretary of Yale University since 1995, having returned to Yale as Secretary of the University in 1993. She was President of Randolph-Macon Woman’s College from 1987 to 1993 and was Associate Provost of Yale University from 1983 to 1987. She is a Director of Sprint Nextel Corporation. Ms. Lorimer is the former Chairman of the Board of the Association of American Colleges and Universities and the Women’s College Coalition. Ms. Lorimer is a Director of Yale-New Haven Hospital and a Trustee of Hollins University. Ms. Lorimer has served as a Director of the Company since 1994 and is Chair of the Nominating and Corporate Governance Committee and a member of the Compensation and Executive Committees. She also serves as the Presiding Director of the Company’s Board of Directors.

Harold McGraw III, age 57, has been Chairman of the Board since 2000 and President and Chief Executive Officer of the Company since 1998. Prior to that, Mr. McGraw had been President and Chief Operating Officer of the Company since 1993. He was Executive Vice President, Operations, of the Company from 1989 to 1993. Prior to that, he was President of the McGraw-Hill Financial Services Company, President of the McGraw-Hill Publications Company, Publisher of Aviation Week & Space Technology magazine and Vice President, Corporate Planning. Before joining the Company in 1980, he held financial positions at the GTE Corporation. Mr. McGraw serves on the Boards of Directors of ConocoPhillips and United Technologies Corporation. He is Chairman of the Business Roundtable’s International Trade and Investment Task Force and Chairman of the Emergency Committee for American Trade (ECAT). He is a member of The Business Council. He is Chairman of the National Council on Economic Education, and serves on the Board of Trustees of Carnegie Hall as well as the Board of The New York Public Library. He also is a member of the Boards of the National Organization on Disability, The National Academy Foundation and Hartley House. Mr. McGraw has served as a Director of the Company since 1987 and is Chair of the Executive
Committee. (a)

(a) Messrs. Harold McGraw III and Robert P. McGraw are brothers and the sons of Mr. Harold W. McGraw, Jr.

Corporate Governance Materials

The following corporate governance materials are available and can be viewed and downloaded from the Corporate Governance section of the Company’s Investor Relations Web site at www.mcgraw-hill.com/investor_relations: (i) the Company’s Restated Certificate of Incorporation; (ii) the Company’s By-Laws; (iii) the Company’s Corporate Governance Guidelines; (iv) Board Committee Charters for the Company’s Audit, Compensation, Executive, Financial Policy, and Nominating and Corporate Governance Committees; (v) the Code of Business Ethics applicable to all Company employees; (vi) the Code of Ethics applicable to the Company’s Chief Executive Officer and Senior Financial Officers; and (vii) the Audit Committee’s Policy concerning Employee Complaint Procedures regarding Accounting and Auditing Matters. A copy of these materials is available to shareholders free of charge on request to the Company’s Secretary, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095.

Committees of the Board of Directors

The Company has standing Audit, Compensation, and Nominating and Corporate Governance Committees. The Chair of each Committee reports to the full Board as appropriate from time to time. Each Committee has a Charter that is reviewed by the Nominating and Corporate Governance Committee on a regular basis. In addition to these three standing Committees, the Board has an Executive Committee and a Financial Policy Committee. A brief description of the Audit, Compensation, and Nominating and Corporate Governance Committees follows.

Audit Committee

The Audit Committee’s duties include, among other matters, assisting the Board’s oversight of:

•	the integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	the qualifications and independence of the Company’s independent Registered Public Accounting Firm; and

•	the performance of the Company’s internal and external auditors.

Additional information about the Audit Committee follows:

•	The Audit Committee Report, found on page 16 of this Proxy Statement, summarizes certain important actions of the Committee taken during the Company’s 2005 fiscal year.

•	The Committee has a Charter which is available and can be viewed and downloaded from the Corporate Governance section of the Company’s Investor Relations Web site at www.mcgraw-hill.com/investor_relations. A copy of the Charter is available to shareholders free of charge on request to the Company’s Secretary, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095.

•	All current members of the Committee are independent as defined in the rules of the New York Stock Exchange.

•	The Board has determined that all members of the Audit Committee qualify as “financial experts” as defined in the rules of the SEC and the New York Stock Exchange. There is a brief listing of the qualifications of the Committee members in their respective biographies found on pages 8 through 11 of this Proxy Statement. As noted above, the Board has determined that all of the Audit Committee’s “financial experts” are independent of the Company and its management.

Compensation Committee

The Compensation Committee’s duties include, among other matters:

•	establishing an overall total compensation philosophy for the Company;

•	establishing and approving the compensation to be paid to the Company’s senior management;

•	administering the Company’s stock incentive plans; and

•	establishing and certifying the achievement of performance objectives in connection with the Company’s executive incentive plans to ensure consistency with the Company’s financial and strategic plans and objectives.

Additional information about the Compensation Committee follows:

•	All current members of the Committee are independent as defined in the rules of the New York Stock Exchange.

•	The Committee has a Charter which is available and can be viewed and downloaded from the Corporate Governance section of the Company’s Investor Relations Web site at www.mcgraw-hill.com/investor_relations. A copy of the Charter is available to shareholders free of charge on request to the Company’s Secretary, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095.

Nominating and Corporate Governance Committee

The functions performed by the Nominating and Corporate Governance Committee include, among other matters:

•	recommending to the Board the general criteria for selection of Director nominees and evaluating possible candidates to serve on the Board;

•	recommending to the Board appropriate compensation to be paid to Directors;

•	determining whether any material relationship between a non-management Director and the Company might exist that would affect that Director’s status as independent;

•	making recommendations, from time to time, to the Board as to matters of corporate governance and periodically monitoring the Board’s performance; and

•	reviewing with the Board emergency succession plans for the Chief Executive Officer in the event of his death or disability.

Additional information about the Nominating and Corporate Governance Committee follows:

•	The Committee has a Charter which is available and can be viewed and downloaded from the Corporate Governance section of the Company’s Investor Relations Web site at www.mcgraw-hill.com/investor_relations. A copy of the Charter is available to shareholders free of charge on request to the Company’s Secretary, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095.

•	All current members of the Committee are independent as defined in the rules of the New York Stock Exchange.

•	The Committee will consider nominees for Director recommended by shareholders. If a shareholder wishes to recommend a candidate for Director, the shareholder should submit a written nomination to the Nominating and Corporate Governance Committee, c/o the Company’s Secretary, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095. This written nomination must comply with the advance notice, informational and other requirements described in the Company’s By-Laws. Copies of the By-Laws are available to shareholders free of charge on request to the Company’s Secretary at the address noted above and can be viewed and downloaded from the Corporate Governance section of the Company’s Investor Relations Web site at www.mcgraw-hill.com/investor_relations.

•	The Committee reviews with the Board on an annual basis the appropriate skills and characteristics required of Board members in the context of the then-current composition of the Board. This assessment includes, in addition to qualities of intellect, integrity and judgment, diversity, background, senior management experience and an understanding of marketing, finance, technology, international business matters, government regulation and public policy. The Committee makes this determination in the context of an assessment of the perceived needs of the Board at that point in time.

•	The Committee evaluates all nominees for Director based on these criteria, including nominees recommended by shareholders.

•	All nominees for Director included on the Company’s proxy card are currently serving as Directors of the Company.

•	The Committee may retain and terminate search firms to identify Director candidates. The Committee has the sole authority to approve the fees and other retention terms of any such firms.

Membership and Meetings of the Board and Its Committees

In 2005, no Director attended fewer than 75 percent of the aggregate of the total number of meetings of the Board and the Committees on which he or she served. Current Committee membership and the number of meetings of the full Board and each Committee are shown in the table below.

	Board	Audit	Compensation	Executive	Financial Policy	Nominating & Corporate Governance
Pedro Aspe	Member	Chair		Member	Member
Sir Winfried Bischoff	Member		Member	Member	Chair
Hilda Ochoa-Brillembourg	Member	Member			Member
Douglas N. Daft	Member	Member	Member
Linda Koch Lorimer	Member		Member	Member		Chair
Harold McGraw III	Chair			Chair
Robert P. McGraw	Member				Member
James H. Ross	Member	Member				Member
Edward B. Rust, Jr.	Member	Member	Member
Kurt L. Schmoke	Member				Member	Member
Sidney Taurel	Member		Chair	Member		Member
Number of 2005 Meetings	9	9	6	0	6	4

In 2005, the non-management Directors met in executive sessions twice without any member of management present. Mr. Robert P. McGraw, who is not an independent Director as defined in the rules of the New York Stock Exchange due to his familial relationship with Mr. Harold McGraw III, the Company’s Chairman, President and Chief Executive Officer, was not present at one of these non-management Director executive sessions.

Indemnification

Each Director and certain of our executive officers have entered into an indemnification agreement with the Company which provides indemnification for judgments and amounts paid in settlement and related expenses to the fullest extent permitted under the applicable provisions of the New York Business Corporation Law. This indemnification will be reduced to the extent that a Director or executive officer is indemnified by the Company’s directors’ and officers’ liability insurance. The Company has for many years carried directors’ and officers’ liability insurance coverage. The Company’s current insurance coverage was purchased for the period December 31, 2005 to December 31, 2006 for an annual premium of approximately $2,000,000. The Company has purchased this coverage from National Union Fire Insurance Company of Pittsburgh, PA; Federal Insurance Company; Great American Insurance Companies; and Liberty Mutual Insurance Co. This coverage, subject to a number of standard exclusions and certain deductibles, indemnifies the Directors and officers of the Company and its subsidiaries for liabilities or losses incurred in the performance of their duties up to an aggregate sum of $100,000,000. No sums have been paid under this coverage to the Company or any Directors or officers nor have any claims for reimbursement been made under this policy.

Audit Committee Report

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. All of the members of the Committee are independent Directors in accordance with the listing standards of the New York Stock Exchange. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The Board has adopted a written Charter for the Audit Committee.

In this context, the Committee has met and held discussions with management and the Company’s independent Registered Public Accounting Firm. Management represented to the Committee that it is responsible for the financial reporting process, including the system of internal controls, for the preparation of the Company’s consolidated financial statements in accordance with generally accepted accounting principles and for the report on the Company’s internal controls over financial reporting. The Committee has reviewed and discussed the consolidated financial statements with management and the Company’s independent Registered Public Accounting Firm, which review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Committee also discussed with management the process used to support the certifications required by the Sarbanes-Oxley Act of 2002 and to support management’s annual report on the Company’s internal controls over financial reporting. The Committee discussed with the independent Registered Public Accounting Firm matters required to be discussed by Statement on Auditing Standards No. 61 as amended by Statement on Auditing Standards No. 90 (Communication With Audit Committees).

In addition, the Committee has reviewed with the Company’s independent Registered Public Accounting Firm the firm’s independence from the Company and its management. The Audit Committee received from the independent Registered Public Accounting Firm the written disclosures and the letter regarding its independence as required by Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees).

The Committee discussed with the Company’s internal auditors and independent Registered Public Accounting Firm the overall scope and plans for their respective audits. The Committee met with the internal auditors and independent Registered Public Accounting Firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

The Committee has also considered whether the provision of services by the Company’s independent Registered Public Accounting Firm, Ernst & Young LLP, not related to the audit of the financial statements referred to above, is compatible with maintaining Ernst & Young LLP’s independence.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the SEC. The Committee and the Board also have recommended, subject to shareholder approval, the selection of Ernst & Young LLP as the Company’s independent Registered Public Accounting Firm for 2006.

Pedro Aspe (Chairman)

Hilda Ochoa-Brillembourg

Douglas N. Daft

James H. Ross

Edward B. Rust, Jr.

Independent Registered Public Accounting Firm’s Fees and Services

Shareholders are being asked to ratify the appointment of Ernst & Young LLP as the independent Registered Public Accounting Firm for the Company and its subsidiaries for 2006. Please see page 32 of this Proxy Statement for voting information. During the years ended December 31, 2005 and December 31, 2004, Ernst & Young LLP audited the consolidated financial statements of the Company and its subsidiaries. The aggregate fees Ernst & Young LLP billed the Company for these years for professional services rendered were as follows:

Services Rendered	Year Ended 12/31/05	Year Ended 12/31/04
Audit Fees	$4,440,000	$4,416,800
Audit-Related Fees	886,000	784,100
Tax Fees	2,291,000	2,019,600
All Other Fees	26,000	98,600

•	Audit fees included fees for professional services rendered for the audits of the consolidated financial statements of the Company, audits of management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the effectiveness thereof, reviews of the quarterly consolidated financial statements, statutory audits, securities registration statements and accounting consultations on matters related to the annual audits or interim reviews.

•	Audit-related fees generally included fees for pension or other special purpose audits, acquisition assistance and other accounting consultations.

•	Tax fees included fees for tax compliance, advice and planning.

•	All other fees generally included fees for advisory services related to accounting principles, rules and regulations.

In addition, the policies and procedures contained in the Audit Committee Charter (which can be viewed and downloaded from the Corporate Governance section of the Company’s Investor Relations Web site at www.mcgraw-hill.com/investor_relations) provide that the Committee must pre-approve both the retention of the independent auditor for non-audit services and the fee for such services in accordance with the Company’s independence guidelines.

Directors’ Compensation

Directors who are employees of the Company receive no additional compensation for serving on the Board or its Committees.

The Company provides the following annual compensation to non-employee Directors:

Cash Compensation

•	annual cash retainer of $50,500;

•	$1,500 for each Board meeting attended;

•	$1,500 for each Committee meeting attended;

•	annual cash retainer of $6,000 to the Committee Chair of each Committee; and

•	reimbursement for customary travel expenses.

Share Compensation

•	Director Deferred Stock Ownership Plan. This Plan pays each non-management Director an annual deferred share credit equal to the average cash compensation paid to all Directors during the calendar year. Directors received a deferred share credit of $77,350 for 2005. These deferred share credits are payable in shares of the Company’s common stock following a Director’s termination of Board membership. This Plan also permits Directors to elect to receive all or part of their annual cash retainer and Board and Committee fees in deferred shares of common stock in lieu of these cash payments. The Company currently has written agreements with Ms. Hilda Ochoa-Brillembourg and Messrs. Pedro Aspe, Edward B. Rust, Jr. and Kurt L. Schmoke to receive all or part of these cash payments as deferred shares.

Other Director Plans

•	Director Deferred Compensation Plan. Directors may also elect to defer all or part of their annual cash retainer and Board and Committee fees under the Director Deferred Compensation Plan. The Company currently has written agreements with Messrs. Douglas N. Daft and Kurt L. Schmoke to defer cash payments under this Plan. Interest is payable on the deferred cash amount based on 120% of the applicable Federal Long-Term Rate as prescribed by the Internal Revenue Service in December of the year prior to the year in which the Director compensation is credited.

•	Directors Retirement Plan. Under this Plan, covered Directors receive annual retirement and disability benefits when they retire from the Board at or after age 65 or if they become disabled. The benefit equals 10% of the then annual retainer fee plus Committee fees for each year of service on the Board. To be eligible for this benefit, covered Directors must have served on the Board for at least five years. This Plan was amended in 1996 to provide that current Board members will not accrue any additional benefits under the Plan after June 30, 1996. The amendment to the Plan also provided that Directors elected after June 30, 1996 will not be eligible to participate in the Plan.

EXECUTIVE COMPENSATION

This section contains information on various aspects of compensation of the Company’s executives. In particular, it contains information regarding the cash and equity compensation of Mr. Harold McGraw III and the four most highly compensated executive officers other than Mr. McGraw who were serving as executive officers on December 31, 2005 (the “named executive officers”).

Compensation Committee Report on Executive Compensation

The following is a report of the Compensation Committee of the Board regarding executive compensation. The Committee’s functions and membership are described on pages 13 and 15, respectively, of this Proxy Statement.

Introduction

The McGraw-Hill Companies’ executive compensation program (the “Program”) is administered by the Compensation Committee of the Board of Directors (the “Committee”). Each member of the Committee is a non-employee Director of the Company who meets the independence requirements of the New York Stock Exchange. The Committee has sole responsibility for all compensation matters involving the Company’s senior management. The Committee regularly reports to the Board of Directors and meets in executive session with the independent Directors at year-end to review the CEO’s performance and compensation.

Philosophy

The Program is designed to enable the Company to attract, motivate and retain world-class senior management talent by providing a fully competitive total compensation opportunity based on performance. The Program’s philosophy and goals are summarized below:

•	Merit-Based Compensation. The Program provides for differentiation in total compensation opportunity based on assessments of sustained individual performance, current responsibilities and future potential.

•	Compensation Based Upon Company’s Performance. The Program is structured so that at higher management levels a larger portion of annual and total compensation is variable, based on the Company’s performance, and a larger portion of total compensation is composed of stock-based compensation.

•	Commitment to Significant Ownership Stake. The Committee is committed to ensuring that the senior management team has a significant ongoing ownership stake in the Company in order to strengthen the alignment of our executives’ interests with those of our shareholders.

•	Deductibility Under Section 162(m). The Committee’s policy with respect to the tax deductibility of executive compensation under Section 162(m) of the Internal Revenue Code is to qualify such compensation for deductibility whenever practicable. In the event that earned compensation for executives covered by Section 162(m) may not be deductible by the Company, the Committee may elect to defer such payments, in its sole discretion, until such time that the compensation payment would become deductible. The Key Executive Short-Term Incentive Compensation Plan and the Stock Incentive Plan have been approved by the Company’s shareholders pursuant to the requirements of Section 162(m) so that the awards earned under these plans will qualify for tax deduction by the Company when paid.

•	Program Competitiveness. The Program is intended to be fully competitive with the total executive compensation programs of competitor companies in the publishing, information and media industry when performance goals are met. Base salaries, annual incentive awards and long-term incentive grant guidelines are determined within the framework of position responsibility, individual performance, future potential and the external marketplace. Competitive market data are derived annually using a third-party consultant survey of the publishing, information and media industry, which includes reported data from companies in the peer group index of the Shareholder Return Performance Graph (the “Peer Group”).

The Program

The Executive Compensation Program consists of three key elements:

•	Base salaries;

•	Annual incentives; and

•	Long-term stock-based incentives.

Base Salaries. Base salaries reflect competitive marketplace data and evaluated individual performance and future potential. Base salary increases for senior executives other than the CEO are recommended annually by Mr. McGraw and are reviewed and approved by the Committee.

Annual Incentives. Annual incentives are payable for the achievement of annual financial performance goals established by the Committee and for individual performance and contribution. The corporate performance goal is based on double-digit diluted Earnings Per Share growth, while the business segment performance goals are generally based on budgeted net operating income levels for the year. The earned incentive pool amounts are based on actual performance versus the performance goals established for minimum, target and maximum pool achievement. Under these goals, target achievement results in 100% pool funding, the maximum pool funding is 200% of the target incentive pool, and below target achievement may range down to zero pool funding. Based on the Company’s adjusted 2005 diluted Earnings Per Share growth of 20.1% and measured against the corporate Earnings Per Share performance goal established for the corporate incentive pool by the Committee at the beginning of the year, the corporate pool funded at 200%.

Following the determination of the earned incentive pools, individual incentive payments were made to participants based on evaluations of demonstrated leadership performance under the Company’s Performance Management Program, managerial assessments of individual performance and contributions to the achievement of pre-established goals and financial results, and other factors.

Depending on the size of the earned incentive pools, individual incentive payments are generally uncapped, but subject to the limitations imposed by Section 162(m) for the proxy-named executives.

Long-Term Stock Based Incentives. The long-term incentive compensation program for senior management consists of Restricted Performance Shares and Stock Options. These stock-based incentives are intended to align the interests of senior management with those of the Company’s shareholders.

•

Restricted Performance Shares. Restricted performance share awards vest at the end of a three-year award cycle, with payment ranging up to a maximum of 200% of the shares awarded based on the achievement of cumulative compound diluted Earnings Per Share growth goals established by the Committee at the beginning of each award cycle. The restricted performance share awards are subject to forfeiture if the minimum performance goal is not attained, or if a participant’s employment is terminated for certain reasons before the shares become vested. During the award cycle, participants receive dividends on and have the right to vote the awarded shares. Based on the cumulative compound Earnings Per Share growth for the 2003-2005 award cycle of 14.52%, the 2003 Award paid out at 190.19%. A new grant on the same terms was made in 2005 covering the 2005-2007 performance period.

•	Stock Options. Stock options provide participants with the right to purchase shares of the Company’s common stock at its market value on the date of grant. Each stock option grant becomes exercisable in two equal annual installments commencing one year after grant and has a ten-year maximum term. For 2005, the Committee introduced a pool concept for the option grants to introduce greater flexibility into the program to differentiate and recognize individual performance and future potential. Effective for 2006, the Committee has revised the stock-based incentive award program to downweight the role of stock options in the total long-term incentive mix and to upweight the role of restricted performance shares.

2005 CEO Compensation

In establishing Mr. McGraw’s compensation for 2005, the Committee applied the principles outlined in this Report in the same manner that they were applied to other executives. Base salary, annual incentive, and long-term incentive grant guidelines and awards were determined within the framework of position responsibility, individual performance and the external marketplace. In this regard, the Committee made subjective determinations after considering the data collectively.

For 2004, the Committee noted that under Mr. McGraw’s leadership the Company achieved growth of 9.5% in diluted earnings per share from continuing operations and a 7.4% increase in revenue. The Company made important acquisitions including Capital IQ and the Grow Network to enhance the business portfolio and initiated projects to develop and market smart content and digital access to information. Mr. McGraw led important initiatives to enhance productivity and strengthen the Company’s leadership capability at all levels and to create a more performance oriented culture. Additionally, Mr. McGraw supported numerous actions to enhance diversity within the Company including the establishment of a Women’s Initiative for Networking and Success.

Mr. McGraw’s 2005 compensation consisted of the following:

•	Base Salary. Effective January 1, 2005, the Committee increased Mr. McGraw’s base salary by 5.0% to $1,172,000 based on its review and assessment of the factors and criteria described above.

•	Annual Incentive. In early 2006, the Committee determined the 2005 annual incentive award payment for Mr. McGraw under the Key Executive Short-Term Incentive Compensation Plan. Based on the Company’s adjusted 2005 diluted Earnings Per Share growth of 20.1% and measured against the corporate Earnings Per Share performance goal established for the CEO and the corporate incentive pool established by the Committee at the beginning of the year, Mr. McGraw’s incentive payment was $1,827,504.

•	Long-Term Stock Based Incentives. In April 2005, Mr. McGraw received long-term incentive awards consisting of 25,434 restricted performance shares, which will mature on December 31, 2007, subject to the achievement of the Committee-approved diluted Earnings Per Share performance goals established for this award, and stock options for 334,600 shares. These awards, along with those of the other proxy-named executives, are disclosed in the Long-Term Incentive Plan Awards Table and the Option Grants Table.

•	Payout of 2003 Long-Term Restricted Performance Share Award. In early 2006, the Committee reviewed and approved the degree of achievement and award payout to Mr. McGraw for the 2003 Long-Term Restricted Performance Share Award, which covered the years 2003, 2004 and 2005 and matured on December 31, 2005. Based on the cumulative compound Earnings Per Share growth for the three-year award cycle of 14.52%, Mr. McGraw received a share payment of 64,265 shares representing 190.19% of his target award. The dollar value of Mr. McGraw’s Long-Term Restricted Performance Share Award payout is shown in the Long-Term Incentive Plan Payouts Column of the Summary Compensation Table.

Closing Statement

The Committee believes that the caliber and motivation of the Company’s key employees and the quality of their leadership make a significant difference in the long-term performance of the Company. The Committee further believes that compensation should vary with the Company’s financial performance so that executives are well rewarded when performance exceeds the ambitious goals established by the Committee, and there should be commensurate risks to compensation when performance does not meet these goals.

In its view, the Committee believes that the Company’s executive compensation program is meeting the goals contained in the Program’s philosophy.

The foregoing report has been furnished on behalf of the Board of Directors by the members of its Compensation Committee.

Sidney Taurel (Chairman)

Sir Winfried Bischoff

Douglas N. Daft

Linda Koch Lorimer

Edward B. Rust, Jr.

Summary Compensation Table

The following table contains information concerning the named executive officers for services rendered in all capacities to the Company in 2003, 2004 and 2005:

	Annual Compensation				Long-Term Compensation
Name and Principal Position	Year	Salary	Bonus	Other Annual Compen- sation(a)	Awards			Payouts		All Other Compen- sation(d)
					Restricted Stock Awards(b)	Securities Underlying Options		Long-Term Incentive Payouts(c)
Harold McGraw III	2005	$1,172,000	$1,827,504	$306,292	0	1,071,857	(e)	$3,277,525		$276,680
Chairman, President and	2004	1,116,000	1,764,000	193,778	0	728,630	(e)	1,849,371		199,056
Chief Executive Officer	2003	1,063,000	1,002,372	47,201	0	388,000		816,488		209,893

Robert J. Bahash	2005	$779,000	$1,045,000	$25,786	0	186,090	(e)	$1,552,532		$161,537
Executive Vice President	2004	742,000	945,000	24,572	0	396,072	(e)	884,579		119,312
and Chief Financial Officer	2003	707,000	536,985	22,992	0	213,974	(e)	418,442		137,901

David L. Murphy	2005	$565,000	$775,000	$17,964	0	66,361	(e)	$1,081,515		$123,820
Executive Vice President,	2004	543,000	762,000	17,628	0	66,600		675,410		90,883
Human Resources	2003	522,500	436,748	228,181	0	64,000		(f	)	41,817

Deven Sharma	2005	$565,000	$650,000	$17,964	0	87,018	(e)	$1,081,515		$103,110
Executive Vice President,	2004	543,000	544,000	17,120	0	89,480	(e)	616,504		79,036
Global Strategy	2003	522,500	312,048	16,202	0	64,000		(g	)	80,000

Kenneth M. Vittor	2005	$486,000	$510,000	$12,570	0	149,196	(e)	$757,352		$87,244
Executive Vice President	2004	467,000	456,000	11,983	0	149,860	(e)	431,566		67,054
and General Counsel	2003	449,400	261,929	11,253	0	122,048	(e)	206,144		69,679

(a)	Largely reflects dividend equivalents paid on outstanding Long-Term Restricted Performance Share Awards. With regard to Mr. McGraw, the amounts disclosed for 2005 and 2004 include $241,434 and $126,762, respectively, which represent the incremental cost to the Company associated with Mr. McGraw’s personal use of Company provided aircraft. Pursuant to a third party security study undertaken by the Company, Mr. McGraw is required by the Company to use Company provided aircraft for all air travel. When using Company provided aircraft for personal travel, Mr. McGraw and any passengers travelling with him are required to reimburse the Company for the equivalent of first class commercial airfare. With respect to Mr. Murphy, the amount disclosed also includes benefits valued at $216,922 in 2003 associated with his relocation when he joined the Company in July 2002.

(b)	During 2005, there were no Restricted Stock Awards granted to the named executive officers. The number and value of Restricted Performance Share holdings at year end, however, was as follows:

	2005
	Unearned Restricted Performance Shares	Value (at $51.63)(1)(2)
H. McGraw III	85,388	$4,408,582
R. J. Bahash	39,070	$2,017,184
D. L. Murphy	27,218	$1,405,265
D. Sharma	27,218	$1,405,265
K. M. Vittor	19,046	$983,345

(1) Based on the closing price of the Company’s common stock on December 31, 2005 of $51.63.

(2) Dividend equivalent payments equal to the dividend paid on the Company’s common stock were paid in cash on Restricted Performance Shares in 2005.

(c)	The 2005 payment amount, representing a 190.19% payout, is based on a fair market value of $51 for the Company's common stock on February 1, 2006.

(d)	For 2005, the dollar value reported in this column includes the Company’s 2005 contribution to the Company’s defined contribution plans.

(e)	Includes Restoration Stock Options as discussed more fully on page 24.

(f)	Mr. Murphy joined the Company in July 2002 and thus did not participate in the 2001 Long-Term Incentive Awards which matured in December 2003.

(g)	Mr. Sharma joined the Company in January 2002 and thus did not participate in the 2001 Long-Term Incentive Award which matured in December 2003.

Option Grants In 2005

The following table includes all grants of stock options made in 2005 under the 2002 Stock Incentive Plan to the named executive officers:

	Individual Grants
Name	Type	Number of Securities Underlying Options Granted		% of Total Options Granted to Employees in 2005	Exercise or Base Price	Expiration Date	Grant Date Present Value (a)
H. McGraw III	Annual	334,600	(b)	3.13%	$43.2500	03/31/2015	$2,987,978
	Restoration	196,729	(c)	1.84%	$47.8200	01/02/2010	$1,473,500
	Restoration	242,118	(c)	2.27%	$47.8200	04/01/2011	$1,965,998
	Restoration	298,410	(c)	2.79%	$47.8200	03/31/2013	$2,581,247
R. J. Bahash	Annual	93,890	(b)	0.88%	$43.2500	03/31/2015	$838,438
	Restoration	42,149	(c)	0.39%	$50.8100	03/31/2013	$340,564
	Restoration	50,051	(c)	0.47%	$50.8100	03/31/2014	$368,375
D. L. Murphy	Annual	54,612	(b)	0.51%	$43.2500	03/31/2015	$487,685
	Restoration	11,749	(c)	0.11%	$48.2800	03/31/2013	$103,039
D. Sharma	Annual	54,612	(b)	0.51%	$43.2500	03/31/2015	$487,685
	Restoration	21,865	(c)	0.20%	$46.5500	03/31/2013	$200,065
	Restoration	10,541	(c)	0.10%	$50.8100	03/31/2013	$85,171
K. M. Vittor	Annual	57,400	(b)	0.54%	$43.2500	03/31/2015	$512,582
	Restoration	31,332	(c)	0.29%	$43.3400	03/31/2012	$226,217
	Restoration	27,552	(c)	0.26%	$43.3400	03/31/2013	$200,854
	Restoration	32,912	(c)	0.31%	$43.3400	03/31/2014	$244,536

(a)	These values were established using a lattice based option-pricing model, consistent with the model used for our 2005 financial reporting. Assumptions used to calculate the grant date present value of option shares granted during 2005 were in accordance with SFAS 123 as follows:
1.	Expected Volatility—Expected volatilities are based on implied volatilities from traded options on our stock and the historical volatility of our stock price. For 2005, the near-term volatility was 16% and the long-term volatility was 24%.
2.	Risk-Free Interest Rate—The rate available on the date the grant was made for zero-coupon U.S. government issues with a remaining term equal to the expected life. The risk-free interest rate was approximately 4.5% for the annual option grant and varied for the restoration options granted during 2005.
3.	Dividend Yield—The expected dividend yield was 1.6% based on the historical dividend yield over the year immediately preceding the grant date.
4.	Expected Life—The expected life of the 2005 grants is derived from the output of the lattice model and was approximately 6 years for the annual grant and varied from approximately 3 to 5 years for the restoration grants.

(b)	The awards, which were granted pursuant to the 2002 Stock Incentive Plan, were for non-qualified stock options and provide that one-half of the option vests on the first anniversary of the grant, and the remaining one-half vests on the second anniversary of the grant. In the event of a change in control of the Company, the option becomes fully vested.

The Compensation Committee approved a stock option enhancement in 1997 called a Restoration Stock Option (“RSO”). If shares of the Company's common stock are delivered in payment of the exercise price of a stock option (as opposed to the use of cash or “cashless exercises”), an RSO is granted equal to the number of shares used to exercise the stock option. The expiration date of these RSO grants (which are made pursuant to the 2002 Stock Incentive Plan) remains the last day the underlying grant is exercisable. Additionally, if shares are withheld to satisfy the tax obligation on the realized gain, the RSO will include shares equal to the number of shares withheld for taxes. RSO grants are non-qualified, and are first exercisable six months after the date of grant at the market value at the date of grant of the RSO. Only one RSO is granted for each original stock option granted. In the event of a change in control of the Company, all options become fully vested. The Compensation Committee voted to terminate this RSO feature effective as of March 30, 2006. The numbers reported in this table have been adjusted where appropriate to reflect the Company’s two-for-one stock split of its common stock which was effective May 6, 2005.

(c)	Restoration option granted pursuant to provisions described above.

Aggregate Option Exercises in 2005 and 2005 Year-End Option Values

The following table contains information on options exercised by each of the named executive officers during 2005 and the number and value of unexercised options on December 31, 2005:

	Shares Acquired On Exercise	Value Realized	Number of Securities Underlying Unexercised Options at December 31, 2005		Value of Unexercised In-The-Money Options at December 31, 2005 (a)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
H. McGraw III	946,000	$17,809,600	882,630	1,275,857	$9,086,560	$8,348,537
R. J. Bahash	259,776	$4,657,255	281,572	243,340	$1,827,402	$1,630,125
D. L. Murphy	15,280	$308,045	142,020	99,661	$2,833,960	$943,561
D. Sharma	42,000	$833,700	159,684	120,318	$2,578,281	$1,023,919
K. M. Vittor	120,406	$1,440,343	340,048	92,400	$5,170,197	$950,362

(a)	Based on the closing price of the Company’s Common Stock on December 31, 2005 of $51.63 as reported on the New York Stock Exchange Composite Transactions Tape.

Long-Term Incentive Plan Awards in 2005

The following table contains information concerning long-term incentive awards granted during 2005 to the named executive officers under the 2002 Stock Incentive Plan:

			Estimated Future Payout Under Non- Stock Price Based Plans
Name	Number of Restricted Performance Shares (a)	Performance Period Until Maturation or Payout	Target Number of Shares	Maximum Number of Shares
H. McGraw III	25,434 shares	3 Years	25,434	50,868
R. J. Bahash	10,820 shares	3 Years	10,820	21,640
D. L. Murphy	7,538 shares	3 Years	7,538	15,076
D. Sharma	7,538 shares	3 Years	7,538	15,076
K. M. Vittor	5,272 shares	3 Years	5,272	10,544

(a)	Restricted Performance Share Awards pursuant to the 2002 Stock Incentive Plan with payment in the Company’s common stock based upon the degree of achievement of a three-year cumulative compound growth rate in diluted earnings per share (“the EPS growth goal”) maturing on December 31, 2007. The awards do not provide for interim payments (other than the payment of dividend equivalents). No amount will be earned for EPS growth of 5% or less during the award cycle. The target amount will be earned for EPS growth of 10% and the maximum award amount will be earned for EPS growth of 15%. The Restricted Performance Shares are entitled to dividend equivalent payments and voting rights comparable to the Company’s common stock based upon the target number of shares awarded.

In the event of a change in control of the Company, all of the financial goals are deemed to have been satisfied, and the recipient will receive the target amount no later than the normal maturity date of the award.

2005 Equity Compensation Plan Information

The following table details the Company’s equity compensation plans as of December 31, 2005:

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders	42,365,100		$35.0311	19,681,416

Equity compensation plans not approved by shareholders	0		0	0

Total	42,365,100	(1)	$35.0311	19,681,416	(2)(3)

(1)	Included in this number are 42,191,062 shares to be issued upon exercise of outstanding options under the Company’s Stock Incentive Plans and 174,038 deferred units already credited but to be issued under the Director Deferred Stock Ownership Plan.

(2)	Included in this number are 566,848 shares reserved for issuance under the Director Deferred Stock Ownership Plan. The remaining 19,114,568 shares are reserved for issuance under the 2002 Stock Incentive Plan (the “2002 Plan”) for Performance Stock, Restricted Stock, Other Stock-Based Awards, Stock Options and Stock Appreciation Rights (“SARs”).

(3)

Under the terms of the 2002 Plan, shares subject to an award (other than a stock option, SAR, or dividend equivalent) or shares paid in settlement of a dividend equivalent reduce the number of shares available under the 2002 Plan by one share for each such share granted or paid; shares subject to a stock option or SAR reduce the number of shares available under the 2002 Plan by one-third of a share for each such share granted. The 2002 Plan stipulates that in no case, as a result of such share counting, may more than 19,000,000 shares of stock be issued thereunder. Accordingly, for purposes of setting forth the figures in this col umn, the base figure from which issuances of stock awards are deducted is deemed to be 19,000,000 shares for the 2002 Plan plus shares reserved for grant immediately prior to the amendments to the 2002 Plan of April 28, 2004.

The 2002 Plan is also governed by certain share recapture provisions. The aggregate number of shares of stock available under the 2002 Plan for issuance are increased by the number of shares of stock granted as an award under the 2002 Plan or 1993 Employee Stock Incentive Plan (the “1993 Plan”) (other than stock option, SAR or 1993 Plan stock option awards) or by one-third of the number of shares of stock in the case of stock option, SAR or 1993 Plan stock option awards that are, in each case: forfeited, settled in cash or property other than stock, or otherwise not distributable under an award under the Plan; tendered or withheld to pay the exercise or purchase price of an award under the 2002 or 1993 Plans or to satisfy applicable wage or other required tax withholding in connection with the exercise, vesting or payment of, or other event related to, an award under the 2002 or 1993 Plan; or repurchased by the Company with the option proceeds in respect of the exercise of a stock option under the 2002 or 1993 Plans.

Retirement Benefits

The named executive officers are entitled to retirement benefits under two defined benefit plans of the Company: the Employee Retirement Plan (generally referred to as “ERP”) and the Employee Retirement Plan Supplement (generally referred to as “ERP Supplement”). In addition, Messrs. Harold McGraw III and Robert J. Bahash participate in the Senior Executive Supplemental Death, Disability and Retirement Benefit Plan (the “Supplemental Benefits Plan”).

Key features of ERP provide that:

•	ERP participants receive retirement benefits based on career compensation;

•	these benefits are limited by relevant provisions of the Internal Revenue Code;

•	the Company makes all required contributions; participants make none;

•	the current benefit formula applicable to the named executive officers is 1.0% of each year’s earnings; and

•	benefits vest 100% after five years of continuous service with the Company.

Under ERP Supplement, participants receive retirement benefits that they would have received under ERP but for the limitations imposed by the Internal Revenue Code referred to above.

Key features of the Supplemental Benefits Plan provide that:

•	On normal retirement at age 65, a participant receives an annual retirement benefit equal to 55% of the participant’s highest rate of annual base salary and highest target opportunity under the Company’s Key Executive Short-Term Incentive Compensation Plan during the 36-month period before retirement. For this purpose, the Compensation Committee established a target opportunity equal to 80% of base salary for Mr. McGraw and 65% of base salary for Mr. Bahash.

•	This retirement benefit is then reduced by the following:

•	the participant’s actual retirement benefits under ERP and ERP Supplement;

•	the annual annuity value of a hypothetical savings account;

•	any other annual retirement benefits the participant is receiving under pension plans of previous employers; plus

•	the participant’s annual Social Security retirement benefit.

Under the Supplemental Benefits Plan, if a participant is involuntarily terminated without cause at any time after a change in control, or resigns for good reason within two years after a change in control, or resigns for any reason as defined in such plan during the 30-day period following the first anniversary of a change in control, the participant will receive a lump sum payment. This payment will range between 44% to 55% of the participant’s final monthly earnings and target opportunity under the Key Executive Short-Term Incentive Compensation Plan subject to reduction for other benefits. This payment will be actuarially calculated based upon the participant’s age on the date of termination.

The table below is a calculation for each of the named executive officers of the aggregate annual benefits under ERP, ERP Supplement and the Supplemental Benefits Plan. These calculations are computed as a straight life annuity payment payable on retirement at 65. Further, the calculation uses the participant’s salary and, for the Supplemental Benefits Plan, the 2005 target opportunity under the Company’s Key Executive Short-Term Incentive Compensation Plan:

Annual Retirement Benefit

From the Company’s Contributions

Name	ERP and ERP Supplement	Supplemental Benefits Plan	Total
Harold McGraw III	$412,000	$504,000	$916,000
Robert J. Bahash	$230,000	$357,000	$587,000
David L. Murphy	$74,000	$0	$74,000
Deven Sharma	$164,000	$0	$164,000
Kenneth M. Vittor	$151,000	$0	$151,000

Senior Executive Severance Plan

The Senior Executive Severance Plan provides that if the employment of a participating senior executive of the Company, including the named executive officers, is involuntarily terminated without cause or the executive resigns for good reason, the executive will receive a minimum severance payment of 12 months base salary and a maximum severance payment of 24 months base salary. The actual amount of severance will be based on (i) 1.6 multiplied by the number of years of continuous service with the Company plus (ii) if the participant has more than 7.5 years of continuous service, 10% of such participant’s monthly salary multiplied by the number of months of severance determined in (i) in excess of 12. In addition, each participant will continue to participate in the Company’s retirement, life, medical and other insurance benefit plans and programs during the period the participant receives severance payments.

Alternatively, a participant may receive a cash payment equal to 110% of the severance amount. The receipt of payments by participants under the Senior Executive Severance Plan is in lieu of receiving benefits pursuant to the Company’s other Separation Allowance Plans, which plans are applicable to all full-time employees of the Company. The Plan provides that benefits will be payable to participants who voluntarily terminate their employment within a 30-day period one year after a change in control of the Company has occurred. The Senior Executive Severance Plan is administered by the Compensation Committee. The Committee approves participants who are recommended by the Company’s Chief Executive Officer.

PERFORMANCE GRAPH

This graph compares the return on the Company’s common stock with that of the Standard & Poor’s 500 Stock Index and our Peer Group for the years 2001 through 2005. The graph assumes that, on December 31, 2000, a person invested $100 in each of the Company’s common stock, the S&P 500 Stock Index, and the Peer Group’s common stock. The graph measures total shareholder return, which takes into account both stock price and dividends. It assumes that dividends a company pays are reinvested in that company’s stock.

Shareholder Return Performance Graph

Five-Year Cumulative Total Return1,2

(Through December 31, 2005)

1)	Total return includes reinvestment of dividends through December 31, 2005.

2)	The Peer Group includes the following companies: Dow Jones & Company, Inc., The Dun & Bradstreet Corporation, Gannett Company, Inc., Knight-Ridder Inc., Meredith Corporation, The New York Times Company and Tribune Company.

OWNERSHIP OF COMPANY STOCK (a), (b)

A beneficial owner of stock is a person who has voting power, meaning the power to control voting decisions, or investment power, meaning the power to cause the sale of the stock. The following table shows the number of shares of the Company’s common stock beneficially owned on February 1, 2006 by:

•	each of our Directors and nominees for Director;

•	the Chief Executive Officer and the four named executive officers in the Summary Compensation Table; and

•	all individuals who served as Directors or executive officers at December 31, 2005, as a group.

Name of Beneficial Owner	Sole Voting Power and Sole Investment Power	Shared Voting Power and Shared Investment Power	Right to Acquire Shares within 60 Days by Exercise of Options	Total Number of Shares Beneficially Owned	Percent of Common Stock(a)	Director Deferred Stock Ownership Plan(c)
Pedro Aspe	14,192			14,192	(d)	37,354
Robert J. Bahash	474,208		477,967	952,175	(d)
Sir Winfried Bischoff	4,000			4,000	(d)	10,849
Hilda Ochoa-Brillembourg	1,800			1,800	(d)	5,701
Douglas N. Daft	2,000			2,000	(d)	5,018
Linda Koch Lorimer	6,501			6,501	(d)	28,355
Harold McGraw III	1,301,519		1,991,187	3,292,706	(d)
Robert P. McGraw	159,284			159,284	(d)	12,710
David L. Murphy	42,377		214,375	256,752	(d)
James H. Ross	6,378			6,378	(d)	20,211
Edward B. Rust, Jr.	2,000			2,000	(d)	16,574
Kurt L. Schmoke	400			400	(d)	7,365
Deven Sharma	64,851		252,696	317,547	(d)
Sidney Taurel	4,000			4,000	(d)	19,661
Kenneth M. Vittor	127,486		403,748	531,234	(d)
All Directors and executive officers of the Company as a group (a total of 17, including those named above)(e)(f)	2,266,142		3,659,528	5,925,670	1.6%	163,798

(a)	The number of shares of common stock outstanding on February 1, 2006 was 371,105,846. The percent of common stock is based on such number of shares and is rounded off to the nearest one percent.

(b)	To the Company’s knowledge, no person is the beneficial owner of more than 5% of the Company’s common stock other than Goldman Sachs Asset Management, L.P., having a principal place of business at 32 Old Slip, New York, NY 10005 (“Goldman”). On February 3, 2006, Goldman filed a Schedule 13G with the SEC stating that together with its affiliates, it beneficially owned 24,100,675 shares (or approximately 6.4%) of the Company’s common stock. Goldman has certified in its Schedule 13G filing that the Company’s common stock was acquired and is held in the ordinary course of business, and was not acquired and is not held for the purpose of changing or influencing control of the Company.

(c)	This amount represents the number of shares of the Company’s common stock which has been credited to a bookkeeping account maintained for each non-management Director of the Company under the Director Deferred Stock Ownership Plan. This Plan is further described on pages 17 and 18 of this Proxy Statement.

(d)	Less than 1%.

(e)	Spouses and children of some members of this group may own other shares in which the members of this group disclaim any beneficial interest and which are not included in the above table.

(f)	Mr. Harold W. McGraw, Jr., Chairman Emeritus of the Company, is the beneficial owner, as of February 1, 2006, of 9,560,500 shares of the Company’s common stock. These shares represent approximately 2.6% of the Company’s issued and outstanding common stock. None of these shares has been included in the above table.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Under SEC rules, our Directors, executive officers and holders of more than 10% of our stock, if any, are required to file with the SEC reports of holdings and changes in beneficial ownership of Company stock. We have reviewed copies of these SEC reports as well as other records and information. Based on that review, we believe that all reports were timely filed during 2005.

ITEMS OF BUSINESS TO BE ACTED ON AT THE MEETING

Item 1. Election of Directors

The term for Directors elected this year will expire at the Annual Meeting held in 2009. Each nominee listed below has agreed to serve that term. If any Director is unable to stand for election, the individuals named as the proxies have the right to designate a substitute. If that happens, shares represented by proxies may be voted for a substitute Director.

The Board recommends that you vote FOR each of the following nominees:

•	Mr. James H. Ross

•	Mr. Kurt L. Schmoke

•	Mr. Sidney Taurel

Biographical information about these nominees, as well as the other eight incumbent Directors, can be found on pages 8 through 12 of this Proxy Statement.

Item 2. Proposal to Ratify the Appointment of the Company’s Independent Registered Public Accounting Firm

The Board, after receiving a favorable recommendation from the Audit Committee, has again selected Ernst & Young LLP to serve as the independent Registered Public Accounting Firm of the Company and its subsidiaries for 2006. Although not required to do so, the Board is submitting the selection of this firm for ratification by the Company’s shareholders for their views. Ernst & Young LLP has advised the Company that it has no direct, nor any material indirect, financial interest in the Company or any of its subsidiaries. A representative of Ernst & Young LLP is expected to be present at the Meeting with the opportunity to make a statement if the representative desires to do so, and such representative will be available to respond to appropriate questions.

The following resolution will be offered by the Board of Directors at the Annual Meeting:

RESOLVED: That the selection by the Board of Directors of Ernst & Young LLP to serve as the independent Registered Public Accounting Firm of the Company and its subsidiaries for 2006 be, and hereby is, ratified and approved.

The Board of Directors’ Recommendation

Your Board recommends that you vote FOR this proposal. Unless you specify otherwise, the Board intends the accompanying proxy to be voted for this proposal.

Item 3. Shareholder Proposal Requesting Annual Election of Each Director

Individual shareholders, Nick Rossi and Emil Rossi, Trustees for the Jeanne Rossi Family Trust, have given notice that they intend to make the following proposal at the Annual Meeting. The Company will provide the number of shares they own to any person, orally or in writing as requested, promptly on receiving any oral or written request made to the Company’s Secretary, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095, telephone number (212) 512-2000. Your Board recommends that you vote AGAINST this proposal. Unless you specify otherwise, the Board intends the accompanying proxy to be voted against this proposal.

The shareholder proposal and supporting statement, for which the Board and the Company accept no responsibility, follow:

3—Elect Each Director Annually

RESOLVED: Shareholders request that our Directors take the necessary steps, in the most expeditious manner possible, to adopt and implement annual election of each director. This includes complete transition from the current staggered system to 100% annual election of each director in one election cycle if practicable. Also to transition solely through direct action of our board if practicable.

The Safeway 2004 definitive proxy is one example of converting from a 100% staggered system to a 100% annual election of each director system in one election cycle. Southwest Airlines began transition to annual election of each director solely through direct action by the Southwest Airlines board in 2005.

66% Yes-Vote

Thirty-three (33) shareholder proposals on this topic won an impressive 66% average yes vote in 2005 through late-September. The Council of Institutional Investors www.cii.org, whose members have $3 trillion invested, recommends adoption of this proposal topic.

Progress Begins with One Step

It is important to take one step forward in our corporate governance and adopt the above RESOLVED statement since our 2005 governance standards were not impeccable. For instance in 2005 it was reported (and certain concerns are noted):

•	The Corporate Library (TCL), an independent investment research firm in Portland, Maine rated our company:

“D” in Overall Board Effectiveness.

“D” in Board Composition.

“D” in CEO Board Compensation.

Overall Governance Risk Assessment = High

•	We had no Independent Chairman and our lead director was rated a “problem director” by TLC – Independent oversight concern.

•	We were allowed to vote on individual directors only once in 3-years – Accountability concern.

•	We had to marshal an awesome 80% shareholder vote to make certain key governance changes – Entrenchment concern.

•	Cumulative voting was not allowed.

•	There were too many active CEOs on our board – five. Active CEOs are often over-committed and may not be optimally independent.

•	Two directors had non-director business with our company – Independence concern.

Additionally:

•	Ms. Lorimer was rated a “problem director” by The Corporate Library due to her involvement with the Sprint Corporation board. Sprint’s proposed merger with Worldcom in 2000 led to the acceleration of $1.7 billion in stock options even though the merger ultimately failed. Sprint settled a shareholder suit over this payout without either admitting or denying wrongdoing. At our 2005 annual meeting Ms. Lorimer did poorly with 31% of votes against and only 52% of votes for. Furthermore Ms. Lorimer is our lead director.

Our directors should be comfortable with this proposal because our typically unopposed directors need only one vote for election – out of hundreds of millions of shares.

Best for the Investor

Arthur Levitt, Chairman of the Securities and Exchange Commission, 1993-2001 said:

In my view it’s best for the investor if the entire board is elected once a year. Without annual election of each director shareholders have far less control over who represents them.

“Take on the Street” by Arthur Levitt

Elect Each Director Annually

Yes on 3

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 3

Directors’ Statement in Opposition

The Board believes that this shareholder proposal seeking to declassify the Board and to have annual elections of each Director would not be in the best interests of the Company and its shareholders. Your Board unanimously recommends that you vote AGAINST this proposal.

The Company’s current classified board structure has been in place since it was approved by the shareholders in 1985. The Board is divided into three classes, with Directors elected to staggered three-year terms. Under this system, approximately one-third of the Directors stand for election each year, and the entire Board can be replaced in the course of three annual meetings, all held within approximately two years. The Board believes that an active, professional board benefits in many ways from classifying its Directors. The most notable among these benefits are increased Board stability, improved long-term planning and an enhanced ability to protect shareholder value in a potential takeover. Since our classified Board system was introduced in 1985, total annual return on our stock has averaged 14.3%, significantly outperforming the S&P 500 Index, which has averaged an 11.9% annual return over the same period, and the Company’s Proxy Peer Group (please see page 29 of this Proxy Statement), which has averaged an 8.1% annual return over the same period.

A similar shareholder proposal seeking to declassify the Board was presented to the shareholders at the Company’s 1996 Annual Meeting. The proposal was defeated by a wide margin with 66% of the shareholders voting to retain a classified Board and 34% of the shareholders voting in favor of annual elections of each Director.

Increased Board Stability

Three-year staggered terms are designed to provide stability and to ensure that, at any given time, a majority of the Company’s Directors have prior experience as Directors of the Company and a solid knowledge of the Company’s complex global businesses and strategy. The Board of Directors believes that Directors who have experience with the Company and knowledge about its business and affairs are a valuable resource and are better positioned to make fundamental decisions that are in the best interests of the Company and its shareholders. The Board observes that numerous well-respected corporations have classified boards.

In addition, because a classified Board produces more orderly change in the composition of the Board and in the policies and strategies of the Company, the Company is better equipped to attract and retain prominent and well-qualified Directors who are willing and able to commit the time and resources required to understand fully the Company and its operations. The Board believes that its classified structure has helped to attract experienced Directors and to enhance shareholder value. Our Directors are prominent in business, finance and academia, and, as stated above, the total annual return on our stock has significantly outperformed the S&P 500 Index and the Company’s Proxy Peer Group since our classified Board system was introduced in 1985. It is the Board’s view that Ms. Lorimer, the Company’s Presiding Director and Chair of the Nominating and Corporate Governance Committee, has provided important leadership to the Board and the Company in the service of our shareholders, especially in the area of corporate governance.

Improved Long-Term Planning

The Board of Directors believes that electing its Directors to staggered three-year terms enhances the Company’s ability to engage in long-term strategic planning. It also believes that the continuity made possible by the classified board structure promotes the proper oversight of a complex global company like ours.

The Board of Directors believes that the benefits of the current classified board structure do not come at the cost of Directors’ accountability to shareholders. Directors elected to three-year terms are just as accountable to shareholders as Directors elected annually, since all Directors are required to uphold their fiduciary duties to the Company and its shareholders, regardless of the length of their term of office. In the Board’s view, the annual election of approximately one-third of the Directors provides shareholders with an orderly means to effect change and to communicate their views on the performance of the Company and its Directors. Overall accountability of the Board is achieved through shareholders’ selection of responsible, experienced and respected individuals as Directors; it is not compromised by the length of a Director’s term.

Enhanced Ability to Protect Shareholder

Value in a Potential Takeover

A classified board structure enhances the Board of Directors’ ability to negotiate the best results for shareholders in a potential takeover situation. The Board of Directors believes that a classified board structure encourages a person seeking to obtain control of the Company to offer a full and fair price and to negotiate with the Board. At least two annual meetings will be required to effect a change in control of the Board. This gives the incumbent Directors additional time and leverage to evaluate the adequacy and fairness of any takeover proposal, negotiate on behalf of all shareholders and weigh alternative methods of enhancing shareholder value. It also enhances the Board’s ability to resist potentially unfair and abusive takeover tactics, including coercive two-tiered tender offers.

It is important to note, however, that although the classified board is intended to cause a person seeking to obtain control of the Company to negotiate with the Board, the existence of a classified board will not, in fact, prevent a person from acquiring control of a board or accomplishing a hostile acquisition. Instead, the classified board merely gives the Board additional time and leverage in its negotiations with a potential acquirer, allowing it to enhance shareholder value in any potential change in control situation. Directors elected for staggered terms are not any less accountable or responsive to shareholders than they would be if they were elected annually. In any potential takeover, the Directors would act in the best interests of shareholders and the Company, in accordance with their ongoing fiduciary duties under New York law.

Effect of the Proposal

Passage of the shareholder proposal would not automatically eliminate the classified board structure. Further action would be required to amend the Company’s Restated Certificate of Incorporation to effect this change. While the Board would consider proposing such an amendment, it would do so, consistent with its fiduciary duties, only if it believes such an amendment to be in the best interests of the Company and all of its shareholders. Under the Company’s Restated Certificate of Incorporation, the affirmative vote of 80% of the Company’s shares having voting power with respect to such an amendment would be required for approval.

The Board of Directors and its Nominating and Corporate Governance Committee, with the assistance of their professional advisors, have carefully considered this proposal and the arguments for and against a classified Board structure. The Board has concluded that the Company’s classified Board structure continues to promote the best interests of the shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS SHAREHOLDER PROPOSAL. Unless you specify otherwise, the Board intends the accompanying proxy to be voted against this proposal.

Item 4. Other Matters

The Board knows of no other matters which may properly be brought before the Meeting. However, if other matters should properly come before the Meeting, it is the intention of those named in the solicited proxy to vote such proxy in accordance with their best judgment.

By Order of the Board of Directors.

SCOTT L. BENNETT
Senior Vice President, Associate General Counsel and Secretary

New York, New York March 20, 2006

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View Annual Reports and Proxy Statements Online Instead of Receiving Them by Mail

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If you give your consent then each March you will receive an e-mail notice containing instructions on how to view the Annual Report and Proxy Statement online. The e-mail will also include a unique control number so you can vote your proxy online or by telephone. Costs normally associated with electronic delivery, such as usage and telephone charges, as well as any costs incurred in printing documents, will be the shareholder’s responsibility.

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Enrollment is easy. Go to https://www.giveconsent.com/mhp. The enrollment site reviews the basic information and terms. Please enter your Social Security Number or Taxpayer Identification Number. Make your selection and provide an e-mail address that correspondence will be sent to. An e-mail confirming your selection will be issued.

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1221 Avenue of the Americas

New York, NY 10020-1095

www.mcgraw-hill.com

The McGraw-Hill Companies, Inc.

Proxy Card Solicited on Behalf of the Board of Directors

The undersigned appoints Scott L. Bennett and Kenneth M. Vittor, and each of them, proxies with full power of substitution, to vote the shares of stock of The McGraw-Hill Companies, Inc. (the “Company”), which the undersigned is entitled to vote, at the Annual Meeting of Shareholders of the Company to be held at the principal executive offices of the Company, 1221 Avenue of the Americas, New York, N.Y. 10020-1095 on Wednesday, April 26, 2006, at 11 a.m. (EDT), and any adjournment thereof.

The McGraw-Hill Companies’ employees. If you are a current or former employee of the Company, this card also provides voting instructions for shares held in The 401(k) Savings and Profit Sharing Plan of The McGraw-Hill Companies, Inc. and its Subsidiaries, Standard & Poor’s Savings Incentive Plan for Represented Employees and Standard & Poor’s Employee Retirement Account Plan for Represented Employees. If you are a participant in any of these Plans and have shares of common stock of the Company allocated to your account under these Plans, The Northern Trust Company, the Trustee of each of these Plans (the “Trustee”), is hereby instructed to vote all the shares of common stock of The McGraw-Hill Companies, Inc. which are credited to the undersigned’s account as of March 7, 2006, at the Annual Meeting of Shareholders to be held on April 26, 2006, and any adjournment thereof, on the items set forth on the reverse hereof and, in the Trustee’s discretion, upon such other business as may properly come before the Meeting. Voting rights will be exercised by the Trustee as directed, provided instructions are received by 1:00 p.m. (EDT) on April 24, 2006.

(See reverse side for voting instructions)

To change your address, please mark this box	☐	The McGraw-Hill Companies, Inc. P.O. Box 11033 New York, N.Y. 10203-0033

3 Choices: Vote by Telephone, Internet or Mail

Telephone and Internet voting available until 11:59 p.m. (EDT) on April 25, 2006

VOTE BY TELEPHONE	VOTE ON THE INTERNET	VOTE BY MAIL

■ Call toll-free 1-866-289-1739 on a touch-tone telephone. ■ Have your proxy card in hand. ■ Follow the recorded instructions.	■ Access the Internet at https://www.proxyvotenow.com/mhp. ■ Have your proxy card ready. ■ Follow the instructions at the voting website.	■ Mark, sign and date your proxy card. ■ Detach your proxy card. ■ Please mail your card in the enclosed postage-paid envelope so it is received before the Annual Meeting.

Note: If you vote by telephone or on the Internet, DO NOT mail back your proxy card.

Your vote is important. Please vote immediately

1-866-289-1739 CALL TOLL-FREE TO VOTE

Ú   DETACH PROXY CARD HERE ONLY IF YOU ARE VOTING BY MAIL   Ú

Mark, Sign, Date and Return this Proxy Card Promptly Using the Enclosed Envelope.
Votes must be indicated (x) in Black or Blue ink.

THIS PROXY CARD WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). If not otherwise specified, the proxy card will be voted FOR the Election of Directors, FOR Proposal 2 and AGAINST Proposal 3. THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR PROPOSALS 1 and 2:

1. Election of Directors Election of the following nominees as Directors for three-year terms expiring at the 2009 Annual Meeting:	FOR ALL	WITHHOLD FOR ALL	EXCEPTIONS*

Nominees:
01 James H. Ross
02 Kurt L. Schmoke
03 SidneyTaurel
INSTRUCTION: To withhold authority to vote for any individual nominee, mark the Exceptions box and write that nominee’s name below. All other nominees will be voted FOR.
*Exceptions:

	FOR	AGAINST	ABSTAIN
2. Ratification of the appointment of Independent Registered Public Accounting Firm for 2006.

THE BOARD RECOMMENDS YOU VOTE AGAINST PROPOSAL 3:
3. Shareholder proposal requesting annual election of each Director.

And, in their discretion, in the transaction of such other business as may properly come before the Meeting.

Please sign exactly as name(s) appear hereon. Joint owners should each sign separately. When signing as executor, administrator, corporate officer, attorney, agent, trustee, guardian or in other representative capacity, please state your full title as such.

Date Shareholder sign here	Co-Owner sign here